Exhibit 10.2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 20, 2023 (this “Agreement”), by and between Lucy Scientific Discovery USA Inc., a Delaware corporation (the “Buyer”), Lucy Scientific Discovery Inc., a corporation organized under the laws of British Columbia (the “Buyer Parent”), and Wesana Health Inc., a Delaware corporation (the “Seller”), and a wholly-owned subsidiary of Wesana Health Holdings Inc., a corporation organized under the laws of British Columbia (“Wesana Parent”).

RECITALS

A. The Seller is a business engaged in, among other things, the business of developing a novel therapy and proprietary protocol known as “SANA-013” for the treatment of Traumatic Brain Injury-related major depressive disorder (the “Business”).

B.   The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the assets of the Seller used solely in the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver, or cause to be sold, assigned, transferred, conveyed, and delivered, to the Buyer, and the Buyer in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest, direct or indirect, in and to the assets, properties, and rights of the Seller, in each case free and clear of any Encumbrances, set forth on Schedule 1.1 (collectively, the “Purchased Assets”).

Section 1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any of the assets, properties, and rights of the Seller not specifically included in the Purchased Assets, all of which shall be retained by the Seller (collectively, the “Excluded Assets”).

Section 1.3 Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall not assume any liabilities or obligations of the Seller, however or whenever arising, except as set forth on Schedule 1.3 (the “Assumed Liabilities”).

Section 1.4 Excluded Liabilities. Except for the Assumed Liabilities, notwithstanding any other provision of this Agreement to the contrary or any disclosure to the Buyer, the Buyer is not assuming or obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”).

Section 1.5 Ancillary Agreements. On or prior to the Closing Date, the Seller and the Buyer shall execute, and file as necessary, such other documents as are (a) necessary to complete the transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer, (b) otherwise necessary to complete the transactions contemplated hereby and (c) reasonably requested by either party, including the Ancillary Agreements (as defined in Section 1.7).

Section 1.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to the Buyer, the Buyer shall pay to the Seller (a) within twenty-four (24) hours of signing this Agreement, $300,000.00 in cash by wire transfer of immediately available funds to an account designated in advance by Seller, plus (b) at the Closing, 1,000,000 common shares, no par value, of Buyer Parent (the “Parent Shares”), plus (c) at the Closing, $270,000.00 in cash by wire transfer of immediately available funds to an account designated in advance by Seller (collectively, the “Transaction Consideration”).

Section 1.7 Closing.

(a) The sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) to be held electronically at 11:59 p.m., Central Time on the fifth Business Day occurring when the closing conditions and deliveries have been satisfied or, to the extent permitted by applicable law, waiver of all conditions to the other obligations of the parties set forth in Article V (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing (the “Closing Date”).

(b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i) a counterpart of the bill of sale for the Purchased Assets, in the form of Exhibit B (the “Bill of Sale”), duly executed by the Seller;

(ii) a counterpart of the assumption agreement, in the form of Exhibit C (the “Assumption Agreement”), duly executed by the Seller;

(iii) an instrument of assignment of Seller intellectual property, in the form of Exhibit D (the “Assignment of Intellectual Property”

(iv) a counterpart of the lock-up agreement, in the form of Exhibit E (the “Lock-Up Agreement” and, together with the Bill of Sale, the Assumption Agreement, and the Assignment of Intellectual Property, the “Ancillary Agreements”);

(v) RESERVED;

(vi) execution copies of the resolutions of the board of directors and stockholders of the Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(vii) a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 6.1(a); and

(viii) such other bills of sale, assignments and other instruments of assignment, transfer, or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:

(i) a counterpart of the Bill of Sale, duly executed by the Buyer;

(ii) a counterpart of the Assumption Agreement, duly executed by the Buyer;

(iii) a counterpart of the Assignment of Intellectual Property, duly executed by the Buyer;

(iv) a counterpart of the Lock-Up Agreement, duly executed by the Buyer Parent;

(v) RESERVED;

(vi) certified resolutions of the board of directors of the Buyer and Buyer Parent authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(vii) a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 6.2(a); and

(viii) such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

Section 1.8 Allocation of Transaction Consideration. The Buyer and the Seller agree that the amount of the Transaction Consideration and the Assumed Liabilities that are liabilities for federal income tax purposes shall be allocated for federal income tax purposes among the Purchased Assets in accordance with Schedule 1.8. Subject to the requirements of applicable law, such allocation (and any amendments thereto by reason of adjustments to the Transaction Consideration hereunder) shall be binding upon the parties for purposes of filing any return, report, or schedule regarding taxes.

Section 1.9 Consents and Waivers; Further Assurances.

(a) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any contract or right of the Seller, Permit, or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred, or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller shall use its reasonable best efforts, and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer, or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use its reasonable best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such any contract or right of the Seller, Permit, or other Purchased Asset, including performance by the Seller, if economically feasible, as agent; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.

(b) From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 2.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted. The Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the nature of the Business makes such qualification or licensing necessary, except as would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets or the business, financial condition, or results of operations of the Business (a “Material Adverse Effect”).

Section 2.2 Authority. The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Seller, and is, and upon their execution each of the Ancillary Agreements will be, legal, valid, binding and enforceable upon and against the Seller, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Seller; (b) conflict with or violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) applicable to the Seller, the Business or the Purchased Assets; (c) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance (as defined below) upon any of the Purchased Assets pursuant to, any contract, agreement, license, permit or other instrument to which the Seller is a party or by which the Seller, the Business or any of the Purchased Assets may be bound, affected or benefited; (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of the Seller or the Business; or (e) require any consent or approval of, registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”).

Section 2.4 Title to, Condition and Sufficiency of Assets. The Seller has good and valid title to, a valid leasehold interest or license in all of the Purchased Assets, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance, or restriction of any kind (collectively, “Encumbrances”). Pursuant to this Agreement and the Ancillary Agreements, the Buyer will acquire good and valid title to, a valid leasehold interest in or license in all of the Purchased Assets, free and clear of any Encumbrance. The Purchased Assets constitute all of the assets and rights used in or necessary for the conduct of the Business as currently conducted. All tangible personal property included in the Purchased Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

Section 2.5 Financial Data. The financial data for the Purchased Assets provided in Schedule 2.5 is true and correct in all material respects and accurately derived from the books and records of the Seller as of the dates and for the periods indicated therein (the “Seller Financial Data”).

Section 2.6 Absence of Undisclosed Liabilities. The Assumed Liabilities do not include any liability or obligation of any nature arising out of, relating to, or affecting the Business, whether accrued, absolute, contingent, or otherwise, known or unknown, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Seller Financial Data that are not, individually or in the aggregate, material to the Business.

Section 2.7 Absence of Certain Changes or Events. Since the date of the Seller Financial Data, there has not been:

(a) any event or development that has had or is reasonably likely to have a Material Adverse Effect on the Seller or the Business;

(b) any damage, destruction, loss, or casualty to any of the Purchased Assets, which (after taking into account any available insurance coverage or reserves reflected in the Seller Financial Data) is material to the operation of the Business;

(c) the transfer, assignment, lease, sale, or other disposition of any material Seller Assets, except in the Ordinary Course of Business;

(d) any extraordinary destruction or casualty loss to any of the Purchased Assets;

(e) any change by the Sellers in accounting or Tax reporting principles with respect to the Business;

(f) any liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Seller under any similar Law; or

(g) any commitment or agreement to do any of the foregoing.

Section 2.8 Compliance with Law; Permits. To the knowledge of the Seller, the Business is and has been conducted in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Schedule 2.8 lists all current permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, or other authorizations of any Governmental Authority (“Permits”) issued to the Seller that are necessary for it to own, lease, and operate the Purchased Assets and to carry on the Business as currently conducted, and is and has been in compliance in all material respects with all such Permits. There is no basis for the revocation or withdrawal of any Permit, either as a consequence of the transactions contemplated hereby or otherwise. All such Permits are transferable to the Buyer pursuant to their terms and applicable Law.

Section 2.9 Litigation. There is no claim, action, suit, proceeding, inquiry, investigation, or arbitration by or before any governmental, regulatory, administrative, judicial, or arbitral body (an “Action”) pending, or the knowledge of the Seller, threatened, (a) in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof; (b) to restrain or prevent the consummation of the transactions contemplated hereby; or (c) that might affect the right of the Buyer to own and operate the Business or the Purchased Assets, nor is there any basis for any of the foregoing.

Section 2.10 Intellectual Property.

(a) The Seller owns, or is licensed or otherwise possesses legal rights of use under, all patents, patent applications, trademarks, trade names, service marks, trade dress, copyrights, domain names, mask works, schematics, technology, know-how, trade secrets, confidential information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications to the extent the same are included in the Purchased Assets or otherwise used in the Business.

(b) Schedule 2.10(b)-1 lists all: (i) patents, patent applications (“Patent Rights”), registered trademarks and service marks, and registered copyrights included in the Purchased Assets or otherwise used in the Business (“Seller Intellectual Property”), including where applicable the jurisdictions, both domestic and foreign, in which each such item of Purchased Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) written licenses, sublicenses and other agreements as to which the Seller is a party and pursuant to which any individual, corporation, limited liability company, association, joint stock company, trust, partnership, joint venture, unincorporated organization, or any other legal entity (each, a “Person”) is authorized to use any Purchased Intellectual Property; and (iii) written licenses, sublicenses, and other agreements to which the Seller is a party and pursuant to which the Seller is authorized to use any third party’s Intellectual Property that are incorporated or used in connection with the Purchased Assets or in the conduct of the Business. To the knowledge of the Seller, all Purchased Intellectual Property is valid, enforceable, has been duly maintained, is in full force and effect, and has not been cancelled, expired, or abandoned. The Purchased Assets do not include any Intellectual Property license that obligates the Seller to pay any royalties to any third party, other than as set forth on Schedule 2.10(b)-2. None of the Purchased Intellectual Property was developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or with any state governments has rights relative thereto.

(c) The Company has not received any notice from, or demand or claim by, any third party that any of the Seller Intellectual Property is not solely owned by the Seller or that any Seller Intellectual Property is subject to a compulsory license. To the knowledge of the Seller, no Seller Intellectual Property is subject to any competing or interfering claims by any third party.

(d) The Company has taken all action reasonably necessary to maintain the registration of all Purchased Intellectual Property. All annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert any Patent Rights included in the Purchased Intellectual Property (the “Purchased Patent Rights”) due on, before or within ninety (90) days following the date hereof have been paid according to proper entity status in the relevant jurisdiction. The registrations to the Purchased Patent Rights are in good standing and none of the Purchased Patent Rights have lapsed, been disclaimed or otherwise voluntarily limited in scope, or been dedicated to the public. During the prosecution of the Purchased Patent Rights, all material prior art to such Purchased Patent Rights known to the Seller that was required to be disclosed by the Seller was adequately disclosed to or considered by the respective patent offices and, to the extent required to do so pursuant to applicable law, the Seller has cited to the United States Patent and Trademark Office all prior art and other material information cited in foreign search reports or by foreign patent offices during prosecution of corresponding foreign applications. The Seller and, to the knowledge of the Seller, its attorneys and agents have fully complied with 37 C.F.R. 1.56 in all dealings with the United States Patent and Trademark Office during prosecution of such Purchased Patent Rights.

(e) Except as set forth in Schedule 2.10(e), the Company has not received any written charge, complaint, claim, demand or notice that the Company has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party.

(f) To the knowledge of the Seller, there is no unauthorized use, disclosure, infringement, or misappropriation of any Purchased Intellectual Property, or any Third Party Intellectual Property Rights to the extent exclusively licensed to the Company, by any third party, including any employee or former employee of the Company. The Company has not, in the six (6) years preceding the date of this Agreement, sent to any third party any written charge, complaint, claim, demand, or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Purchased Intellectual Property, nor, to the knowledge of the Seller, is any such infringement, misappropriation, or conflict occurring or threatened.

(g) Except as set forth in Schedule 2.10(g), to the knowledge of the Seller, no third party owns any Intellectual Property included in or used by the Purchased Assets for which any royalties, renewals, maintenance fees, license fees or other Encumbrances are or, with or without notice or lapse of time, or both, shall become due.

(h) To the knowledge of the Seller, the conduct of the Business does not infringe upon, misappropriate, or otherwise violate any Intellectual Property of any third party.

(i)   Each current and former officer, employee, and consultant of the Seller has executed and delivered to the Seller an agreement in substantially the form or forms delivered by the Seller to the Buyer, providing that the Seller will become or may elect to become the owner or assignee of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, from the services such Person performs for the Company, unless or except to the extent that the Company is entitled to become or elects to become the owner or assignee of such Intellectual Property by operation of law.

(j)   The Intellectual Property that is used by the Seller in the conduct of the Business was either (i) developed by employees of the Seller within the scope of their employment, and all ownership rights therein have been properly and irrevocably assigned or otherwise properly and irrevocably transferred to or vested in the Seller pursuant to written agreements; (ii) developed on behalf of the Seller by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Seller pursuant to written agreements; or (iii) licensed or acquired from a third party pursuant to a license, assignment, equitable right, or other contract that is in full force and effect and under which the Company is not in material breach.

(k) The Company has entered into written confidentiality agreements with all employees and third parties to whom the Company has disclosed material Company-owned confidential Intellectual Property, except where a failure to do so would not have a Material Adverse Effect.

Section 2.11 Taxes. The Seller in a timely manner has filed all tax returns and other reports required of it under all federal, state, local, and foreign tax laws in connection with the Business and the Purchased Assets. All such returns and reports are correct and complete. The Seller has paid in full all taxes or other amounts due thereunder, including without limitation all taxes that the Seller is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors, and third parties in connection with the Business and the Purchased Assets. No tax examinations or audits of the Seller in connection with the Business or the Purchased Assets are in progress or have taken place during the past ten (10) years.

Section 2.12 Environmental Matters. Neither the Seller nor any previous owner, occupant or user of any real property owned or leased by the Seller (“Real Property”) nor any other person or entity has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purpose of manufacturing, generating, handling, storing, transferring, treating, or disposing of, or in any way involving release of, any Hazardous Materials on, under, in or about any Real Property. Hazardous Materials” means any substance, material, chemical or waste that is defined, classified or regulated as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including but not limited to gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, lead or urea formaldehyde foam insulation, the presence of which requires reporting, investigation, monitoring, maintenance, removal, abatement, mitigation or Remediation under any Environmental Law or which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to human health and safety or the environment.

Section 2.13 Material Contracts. Schedule 2.13 lists all agreements, arrangements, or understandings, whether written or oral, relating to the Business or the Purchased Assets that are material to the Business (each, a “Material Contract”). Each Material Contract is valid, binding, and enforceable, and is in full force and effect. No party thereto is in default (with or without notice or lapse of time or both). The Seller has delivered to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 2.14 Related Party Interests and Transactions. There is no undisclosed agreement, arrangement, or understanding between the Seller, any of the Seller’s Affiliates, or any of their respective officers, directors, or employees or any family members thereof (each of the foregoing, including the Seller, a “Related Party”), on the one hand, and the Business or any Affiliate of the Business, on the other hand, nor any advances or other amounts owing to or from Seller or the Business by or to any Related Party. No Related Party (a) owns or has owned any interest in any property, assets or rights used in the Business, (b) is or has been involved in any business dealings or transactions in connection with the Business or any of the Purchased Assets or (c) is or has been employed in the Business. For purposes of this Agreement, “Affiliate” means, with respect to any person or entity, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. The term “control”, as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise directly or indirectly, 50% or more of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Section 2.15 Inventory. All inventory of the Seller used or held for use in connection with the Business is generally of a quality and quantity usable and/or salable at customary gross margins in the ordinary course of business. Such inventory is accurately reflected on the Financial Statements and Interim Financial Statements and in the books and records of the Seller relating to the Business. Such inventory is adequate for the conduct of the Business and inventory levels are not in excess of normal operating requirements of the Business.

Section 2.16 Clients and Suppliers.

(a) Schedule 2.16(a) sets forth a true and complete list of (i) the names and addresses of all suppliers of the Business (including the Seller and its current Affiliates) from which the Seller ordered products or was offered services which are pertinent to the business of Buyer, including but not limited to licenses or other intellectual property, with an aggregate purchase price for each such supplier of $100,000 or more during the 12 months ended February 28, 2023 and (ii) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice or has any reason to believe that any of such suppliers will substantially increase its prices or will not sell supplies or services to the Buyer following the Closing Date on substantially the same terms as in respect of its current sales to the Seller.

Section 2.17 Brokers. No broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Seller.

Section 2.18 Disclosure. None of the representations or warranties of the Seller contained in this Agreement or any Ancillary Agreement or any related schedule, certificate or other document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Organization. The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution and performance by the Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Buyer, and is, and upon their execution each of the Ancillary Agreements will be, legal, valid, binding, and enforceable upon and against the Buyer.

Section 3.3 Required Filings and Consents. The execution, delivery, and performance by the Buyer of this Agreement and each of the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority.

Section 3.4 Brokers. No broker, finder or agent will have any claim against the Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARENT

Except as disclosed in the disclosure schedule delivered by the Buyer Parent to the Seller concurrently herewith (the “Buyer Parent Disclosure Schedule”) Buyer Parent hereby represents and warrants to Company as follows:

Section 4.1 Organization. The Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of British Columbia.

Section 4.2 Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution and performance by the Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Buyer, and is, and upon their execution each of the Ancillary Agreements will be, legal, valid, binding, and enforceable upon and against the Buyer.

Section 4.3 Required Filings, Consents and Filings. The execution, delivery, and performance by the Buyer of this Agreement and each of the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority. All filings made by the Buyer Parent and each of its Subsidiaries (as defined herein) under which the Buyer Parent and each of its Subsidiaries have received or are entitled to government incentives have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Buyer Parent or any of its Subsidiaries or previously accrued on the accounts thereof to be recovered or disallowed.

Section 4.4 Capitalization and Corporate Records.

(a) The authorized capital stock of Buyer Parent consists of unlimited authorized shares of common stock, no par value (“Buyer Parent Common Stock”). As of the date of this Agreement, there are (i) 16,341,411 shares of Buyer Parent Common Stock issued and outstanding, including (A) 428,290 shares of Buyer Parent Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Buyer Parent Common Stock granted under a Buyer Parent Stock Plan (as defined below) (“Buyer Parent Warrants”); and (B) 561,115 shares of Buyer Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Buyer Parent Common Stock granted under a Buyer Parent Stock Plan (“Buyer Parent Stock Options” and, together with the Buyer Parent Warrants, the “Buyer Parent Equity Awards”), and (ii) no other shares of capital stock or other voting securities of Buyer Parent issued, reserved for issuance or outstanding. As used herein, “Buyer Parent Stock Plans” shall mean all employee and director equity incentive plans of Buyer Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Buyer Parent Common Stock granted by Buyer Parent under the inducement grant exception.

(b) All of the issued and outstanding shares of Buyer Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes, or other indebtedness that have the right to vote on any matters on which shareholders of Buyer Parent may vote. Except as set forth in Section 4.4(b) of the Buyer Parent Disclosure Schedule, no trust preferred or subordinated debt securities of Buyer Parent are issued or outstanding. Other than Buyer Parent Equity Awards issued prior to the date of this Agreement and the convertible debt referred to in clauses (ii) and (iii) of Section 4.4(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or any other equity security of Buyer Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Buyer Parent. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the Buyer Parent Common Stock or other equity interests of Buyer Parent. Other than the Buyer Parent Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Buyer Parent or any of its Subsidiaries) are outstanding. As used herein, “Subsidiary” or “Subsidiaries” means, when used with respect to any person, any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(c) Buyer Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Buyer Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) To the knowledge of the Buyer Parent, except in respect of sales of Buyer Parent Common Stock in connection with the Buyer Parent Equity Awards, no insider has a present intention to sell any securities of the Buyer Parent held by it.

(e) The minute books of Buyer Parent and each of its Subsidiaries contain true and correct copies of all constating documents of the Buyer Parent and each of its Subsidiaries and contain, in all material respects, copies of the minutes of meetings, and the resolutions of directors, committees of the board of directors and shareholders, as the case may be, as at the date hereof.

Section 4.5 Buyer Parent Financial Statements.

(a) The audited consolidated balance sheet of Buyer Parent and its Subsidiaries as of June 30, 2022 and 2021 and the related audited consolidated statements of operations and statements of cash flows for the two years then ended, accompanied by the reports thereon of Buyer Parent’s independent auditors, and the condensed consolidated interim balance sheets of Buyer Parent and its Subsidiaries as of December 31, 2022 and June 30, 2022 and the related unaudited condensed consolidated interim statements of operations and comprehensive loss, statements of cash flows for the three and six months then ended (the “Buyer Parent Financial Statements”) filed with the SEC Reports (i) have each been prepared based on the books and records of Buyer Parent and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have each been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto), and (iii) each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer Parent and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) Since January 1, 2022, none of Buyer Parent nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Buyer Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer Parent or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

Section 4.6 Undisclosed Liabilities. As of the date of this Agreement, there is no liability of the Buyer Parent or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (a) reflected or reserved for on the Buyer Parent Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Buyer Parent Financial Statements in the ordinary course of business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Buyer Parent Disclosure Schedule), (e) arising under the terms of any contract to which Buyer Parent or any of its Subsidiaries is a party, or (f) which would not reasonably be expected to have, individually or in the aggregate, a Buyer Parent Material Adverse Effect.

Section 4.7 Related Party Indebtedness. Neither the Buyer Parent nor any of its Subsidiaries has any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Buyer Parent or any of the Subsidiaries that are currently outstanding other than as described in the Form S-1.

Section 4.8 Legal Proceedings. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Buyer Parent, threatened, against Buyer Parent or any of its Affiliates, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, or results of operations of Buyer Parent or any of Subsidiaries on a consolidated basis (a “Buyer Parent Material Adverse Effect”), and (b) neither Buyer Parent nor any of its Affiliates is subject to any outstanding order, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Parent Material Adverse Effect.

Section 4.9 Buyer Parent SEC Reports. Prior to the Closing Date, the Form S-1 of Buyer Parent filed with the U.S. Securities Exchange Commission (“SEC” on January 1, 2022, as subsequently amended (the “Form S-1”), has been declared effective. Each registration statement, form, report, statement, certification, and other document (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed by Buyer Parent with the SEC (the “SEC Reports”) complied, as of its filing date, or, if amended or superseded by a subsequent filing, in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such SEC Report was filed. True and complete copies of all SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of Buyer Parent is required to file any forms, reports, or documents with the SEC. As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing), none of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report.

Section 4.10 Exchange Listing. For so long as the Parent Shares are held by the Seller or its designees, Buyer Parent will use commercially reasonable efforts to maintain the listing of the Parent Shares on a United States national securities exchange and will use commercially reasonable efforts to maintain Buyer Parent’s status as an SEC registrant not in default of the requirements of such exchange and the requirements to file or furnish reports as required under the Exchange Act.

Section 4.11 Legal Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Parent Material Adverse Effect, none of Buyer Parent or any of its Subsidiaries is, in violation of any Laws or orders issued by a Governmental Authority.

Section 4.12 Absence of Certain Changes. Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Buyer Parent Material Adverse Effect.

Section 4.13 Taxes and Tax Returns. Each of Buyer Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material tax returns in all jurisdictions in which tax returns are required to be filed by it, and all such tax returns are true, correct, and complete in all material respects. Neither Buyer Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material tax return (other than extensions to file tax returns obtained in the ordinary course of business). All material taxes of Buyer Parent and its Subsidiaries (whether or not shown on any tax returns) that are due have been fully and timely paid. Each of Buyer Parent and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Buyer Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material tax that remains in effect. Neither Buyer Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, or other proceedings regarding any material tax of Buyer Parent and its Subsidiaries or the assets of Buyer Parent and its Subsidiaries. Neither Buyer Parent nor any of its Subsidiaries is a party to or is bound by any tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer Parent and its Subsidiaries).

Section 4.14 Brokers. No broker, finder or agent will have any claim against the Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

Section 4.15 No Other Representations or Warranties. Except for the representations and warranties made by Buyer Parent in this Article IV, neither Buyer Parent nor any other person makes any express or implied representation or warranty with respect to Buyer Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer Parent nor any other person makes or has made any representation or warranty to Seller or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer Parent in this Article IV, any oral or written information presented to the Seller or any of its affiliates or representatives in the course of their due diligence investigation of Buyer Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V COVENANTS

Section 5.1 RESERVED.

Section 5.2 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing, the Seller shall cause the Business, only in the ordinary course consistent with past practice, and shall preserve substantially intact the Purchased Assets, and preserve the current relationships of the Business with suppliers with which it has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Purchased Assets without the prior written consent of the Buyer, issue, sell, pledge, dispose of or otherwise subject to any encumbrance any Purchased Assets.

Section 5.3 Covenants Regarding Information. From the date of this Agreement until the Closing Date, the Seller shall afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) complete access (including for inspection and copying) at all reasonable times to the Purchased Assets and the Seller’s Representatives, properties, offices, plants and other facilities, and books, records and accounts relating to the Purchased Assets, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Purchased Assets as the Buyer may reasonably request.

Section 5.4 Canadian Stock Exchange Compliance.

(a) As soon as commercially practicable following the date hereof, Wesana Parent shall call a shareholder meeting (the “Wesana Parent Shareholder Meeting”) for any required approval of the transactions contemplated in this Agreement and the Ancillary Agreements, such shareholder meeting to be held as promptly as commercially practicable following the date of this Agreement. In connection with calling such Wesana Parent Shareholder Meeting, Wesana Parent shall file, or cause to be filed, with the applicable Canadian securities commissions a management information circular setting forth in all material respects the matters required to be contained therein in accordance with applicable Law and stock exchange requirements.

(b) Subject to the terms and conditions of this Agreement, Wesana Parent shall include a recommendation to its shareholders to vote in favor of the transactions contemplated in this Agreement and the Ancillary Agreements, in all materials prepared by Wesana Parent in relation to its Wesana Parent Shareholder Meeting for the purpose of obtaining shareholder approval. Subject to the terms and conditions of this Agreement, if applicable, Wesana Parent will solicit proxies in favor of the transactions contemplated in this Agreement and the Ancillary Agreements and, to that end, Wesana Parent will cause the proxyholder named in the form of proxy on which management of Wesana Parent is soliciting proxies to vote in respect of which such proxyholder is granted a discretionary proxy in favor of transactions contemplated in this Agreement and the Ancillary Agreements at such meeting.

(c) Wesana Parent shall provide the Buyer with a reasonable opportunity to review and comment on any management information circular (the “Circular”) or other materials sent to the shareholders of Wesana Parent in connection with the matters contemplated by this Section 5.4, and shall give reasonable consideration to all comments provided by the Buyer and its counsel, it being understood that the final determination with respect the form and substance of such materials shall be made by Wesana Parent; provided, however, that Wesana Parent shall not include any disclosure relating solely to the Buyer in such Circular or other materials without the Buyer’s prior written approval, acting reasonably.

(d) The Buyer and the Buyer Parent will, in a timely manner, furnish for inclusion by Wesana Parent in the Circular and any other documents related thereto all such information regarding the Buyer and the Buyer Parent as may be determined by Wesana Parent to be required to be included pursuant to applicable Law or stock exchange requirements or advisable to include in the Circular and any other documents related thereto, and shall ensure that such information does not contain any misrepresentation (as defined in the Securities Act (Ontario)). The Buyer and Buyer Parent hereby indemnify and save harmless Wesana Parent and the Seller and their Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and reasonable expenses to which any of them may be subject or may suffer as a result of, or arising from, any misrepresentation or alleged misrepresentation contained in any information included in the Circular or any other document related thereto that was provided by the Buyer, the Buyer Parent or their Representatives for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding instituted, by any Governmental Authority based on such a misrepresentation or alleged misrepresentation.

(e) The Buyer and Buyer Parent will promptly notify Wesana Parent if at any time either of them becomes aware that the Circular or any other document related thereto contains, with respect to the Buyer or Buyer Parent, any misrepresentation or otherwise requires any amendment or supplement and will promptly deliver written notice to Wesana Parent setting out full particulars thereof. In any such event, the Buyer and Wesana Parent will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith. Nothing in this Section 4.4(e) prohibits Wesana Parent from making such public disclosure or filing such supplement or amendment that is, in Wesana Parent’s reasonable judgment, required to meet timely disclosure obligations of Wesana Parent under applicable Law or to satisfy the fiduciary duties of the board of directors of Wesana Parent.

Section 5.5 Notification of Certain Matters.

(a) The Seller shall give prompt written notice to the Buyer of (a) the occurrence or non-occurrence of any event that would render any representation or warranty of the Seller herein, if made on or immediately following the date of such event, untrue or inaccurate, including any change required with respect to the Schedules hereto; (b) any event, change or development that has had or is reasonably likely to have a Material Adverse Effect; (c) any failure of the Seller to comply with any covenant or agreement to be complied with by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder; (d) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated by this Agreement; or (e) any Action pending or threatened in connection with the transactions contemplated by this Agreement. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.1, the compliance by the Seller with any covenant set forth herein or the Buyer’s rights to indemnification pursuant to Section 7.2.

(b) The Buyer Parent shall give prompt written notice to the Seller of (a) the occurrence or non-occurrence of any event that would render any representation or warranty of the Buyer Parent herein, if made on or immediately following the date of such event, untrue or inaccurate, including any change required with respect to the Buyer Parent Disclosure Schedules hereto; (b) any event, change or development that has had or is reasonably likely to have a Buyer Parent Material Adverse Effect; (c) any failure of the Buyer Parent to comply with any covenant or agreement to be complied with by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Seller’s obligations hereunder; (d) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the consummation of the transactions contemplated by this Agreement; or (e) any Action pending or threatened in connection with the transactions contemplated by this Agreement. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.1, the compliance by the Buyer and Buyer Parent with any covenant set forth herein or the Sellers’s rights to indemnification pursuant to Section 7.2.

Section 5.6 Confidentiality. Until the Closing Date, each of the Seller and Wesana Parent on the one hand, and the Buyer and Buyer Parent on the other hand, shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement all confidential information and data obtained by them from the other parties or such other party’s Affiliates or Representatives relating to such other party or such other party’s Affiliates or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section), unless disclosure of such information or data is required by applicable Law.

Section 5.7 Further Assurances. Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, the Seller shall execute and deliver to the Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Buyer in order to vest in the Buyer all right, title, and interest in and to the Purchased Assets. The Buyer and the Seller shall each provide the other with such assistance as reasonably may be requested by the other in connection with the transition of the Purchased Assets and the preparation of any tax return, an audit or examination of any such return by any taxing authority or any judicial or administrative proceeding relating to liability for taxes and shall each retain and provide the other with any records or other information which may be relevant to such a return, audit, examination or proceeding.

Section 5.8 Exclusivity.

(a) The Seller and Wesana Parent agree that between the date of this Agreement and the earlier of July 31, 2023, the Closing and the termination of this Agreement, subject to the terms and conditions of this Agreement, neither the Seller nor Wesana Parent shall, and each of them shall take all action necessary to ensure that none of their Affiliates or any of their respective Representatives shall, directly or indirectly:

(i) solicit, initiate, or encourage any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise (a “Proposal”); or

(ii) participate in any discussions, conversations, negotiations, or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist, or participate in, facilitate, or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(b) The Seller or Wesana Parent, as applicable, shall notify the Buyer promptly, but in any event within 48 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Neither the Seller nor Wesana Parent shall release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or its Affiliates is a party, without the prior written consent of the Buyer, provided, however, in each case that the parties acknowledge and agree that the automatic termination or release of any such agreement in accordance with its terms shall not be a violation of this Section 5.8(b).

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Seller or Wesana Parent receives an unsolicited bona fide written Proposal from any Person, after the date hereof and prior to the approval of the transactions contemplated in this Agreement by the shareholders of Wesana Parent, that did not result from a material breach of this Section 5.8, and the board of directors of Wesana Parent (the “Wesana Board”) determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Proposal (disregarding any financing or due diligence or access condition to which such proposal is subject) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal, the Seller and Wesana Parent and their representatives may, directly or through their advisors:

(i) furnish or provide access to or disclosure of information with respect to it and access to its personnel, subsidiaries, assets and business operations to such Person;

(ii) engage in and participate in any discussions or negotiations regarding such Proposal; and

(iii) permit such Person to contact and/or consult with the shareholders of Wesana Parent in connection with such Proposal as Wesana Parent may determine appropriate.

Not more than two (2) business days after taking any of the actions in clauses (i) through (iii) above in connection with a Proposal, Seller and Wesana Parent shall deliver, or cause to be delivered, to the Buyer and Buyer Parent written notice stating the Seller and Wesana Parent’s intention to participate or participation in discussions or negotiations in respect of such Proposal and the Seller shall provide Buyer with copies of or access to all non-public information concerning the Seller provided to the Person making such Proposal which was not previously provided to the Buyer or the Buyer Parent within two (2) business days of providing such non- public information to such Person.

(d) Notwithstanding anything to the contrary in this Agreement, in the event the Seller or Wesana Parent determine to accept a Superior Proposal, then, the Seller and/or Wesana Parent may enter into any acquisition agreement with respect to such Superior Proposal, but only if:

(i) Seller and Wesana Parent shall have given written notice to the Buyer that it has received such Superior Proposal and that the Wesana Board has determined that (X) such Proposal constitutes a Superior Proposal and (Y) the Wesana Board intends to enter into an acquisition agreement with respect to such Superior Proposal, together with a copy of any proposed acquisition agreement relating to such Superior Proposal (together with any material ancillary agreements) to be executed with the Person making such Superior Proposal, and, if applicable, a written notice from the Wesana Board regarding the value or range of values in financial terms that the Wesana Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered in the Superior Proposal;

(ii) the Wesana Board shall have determined in good faith, (A) after consultation with its financial advisors and outside legal counsel, that the Proposal remains a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to cause the Seller and Wesana Parent to terminate this Agreement to enter into an acquisition agreement with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Wesana Board; and

(iii) prior to or concurrently with entering into an acquisition agreement with respect to such Superior Proposal the Seller and Wesana Parent terminate this Agreement pursuant to Section 8.1(h).

(e) “Superior Proposal” means an unsolicited bona fide Proposal made in writing on or after the date of this Agreement by a Person or Persons acting jointly (other than the Buyer and its affiliates) and which or in respect of which:

(i) the board of directors of Wesana Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Proposal would, taking into account all of the terms and conditions of such Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Wesana Parent or the shareholders of Wesana Parent, as applicable, from a financial point of view than the transactions contemplated by this Agreement; and

(ii) the board of directors of Wesana Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Proposal and the Person making such Proposal.

(f) Nothing in this Agreement shall prevent the board of directors of Wesana Parent from making any disclosure to the securityholders of Wesana Parent if the board of directors of Wesana Parent, acting in good faith and after consultation with outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the board of directors of Wesana Parent or such other disclosure that is otherwise required under applicable Law.

Section 5.9 Buyer Parent Shares. Prior to the Closing Date, the Buyer Parent shall allot, reserve and ensure that there is adequate authorized share capital of the Buyer Parent to issue a sufficient number of Parent Shares to meet the obligations of the Buyer Parent under this Agreement and shall cause all such Parent Shares, when issued in accordance with the terms of this Agreement, to be duly authorized, validly issued, fully paid and non-assessable Parent Shares.

Section 5.10 Piggy-Back Registration Rights.

(a) If at any time following the Closing Date, (i) the Company proposes to register shares of Common Stock under the Securities Act in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S- 8 or Form S-4 or any successor or other forms promulgated for similar purposes and (ii) a registration statement covering the sale of all of the Parent Shares is not then effective and available for sales thereof by the Seller and the Wesana Parent, the Buyer Parent shall, at such time, promptly give the Seller and the Wesana Parent written notice of such Proposed Registration. The Seller and the Wesana Parent shall have ten (10) business days from its receipt of such notice to deliver to the Buyer Parent a written request specifying the amount of Parent Shares that the Seller and the Wesana Parent intends to sell and the intended method of distribution. Upon receipt of such request, the Buyer Parent shall use its best efforts to cause all Parent Shares that it has been requested to register to be registered under the Securities Act, to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in such request; provided, however, that the Buyer Parent shall have the right to postpone or withdraw any registration effected pursuant to this Section 5.10(a) without obligation to the Seller and the Wesana Parent. If, in connection with any underwritten public offering for the account of the Buyer Parent or for stockholders of the Buyer Parent that have contractual rights to require the Company to register shares of common stock of the Buyer Parent, the managing underwriter(s) thereof shall impose a limitation on the number of shares of common stock of the Buyer Parent that may be included in a registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then the Buyer Parent shall be obligated to include in the registration statement only such limited portion of the Parent Shares with respect to which the Seller and the Wesana Parent requested inclusion hereunder as such underwriter(s) shall permit.

(b) In addition to performing its obligations hereunder, including without limitation those pursuant to Section 5.10(a) above, the Buyer Parent shall, with respect to the Registration Statement:

(i) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of the Registration Statement;

(ii) furnish to the Seller and the Wesana Parent such number of copies of the prospectus included in the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Seller and the Wesana Parent may reasonably request in order to facilitate the disposition of the Parent Shares;

(iii) in the event of an underwritten public offering of the Parent Shares, enter into and perform its obligations under an underwriting agreement, in usual and customary form reasonably acceptable to the Buyer Parent, with the managing underwriter of such offering;

(iv) notify the Seller and Wesana Parent immediately after becoming aware of the occurrence of any event as a result of which the prospectus included in the Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as practicable prepare and file with the SEC and furnish to the Seller and the Wesana Parent a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(v) use all commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify the Seller and the Wesana Parent of the issuance of such order and the resolution thereof;

(vi) furnish to the Seller and the Wesana Parent, on the date that the Registration Statement, and any successor registration statement, becomes effective, (x) written notice confirming such effectiveness and, to the knowledge of such counsel, the absence of any stop order, and (y) in the case of an underwriting, a copy of an opinion, dated such date, of outside counsel, in such form and substance as is required to be given to the underwriters; and

(vii) permit counsel for the Seller and the Wesana Parent, upon the request, to review the Registration Statement and all amendments and supplements thereto, and any comments made by the staff of the SEC concerning the Seller and/or the Wesana Parent and the Buyer Parent’s responses thereto, within a reasonable period of time prior to the filing thereof with the SEC (or, in the case of comments made by the staff of the SEC, within a reasonable period of time (but no longer than 1 week) following the receipt thereof by the Buyer Parent).

(c) In connection with the registration of the Parent Shares pursuant to a Registration Statement, the Seller and Wesana Parent shall:

(i) timely furnish to the Buyer Parent in writing such information regarding itself and the intended method of disposition of such Parent Shares as the Buyer Parent shall reasonably request in order to effect the registration thereof;

(ii) upon receipt of any notice from the Buyer Parent of the happening of any event of the kind described in Section 5.10(b)(iv) or Section 5.10(b)(v), immediately discontinue any sale or other disposition of such Parent Shares pursuant to such Registration Statement until the filing of an amendment or supplement as described in Section 5.10(b)(iv) or withdrawal of the stop order referred to in Section 5.10(b)(v), and use commercially reasonable efforts to maintain the confidentiality of such notice and its contents;

(iii) in the event of an underwritten offering of such Parent Shares in which the Seller or Wesana Parent participates, enter into a customary and reasonable underwriting agreement and execute such other documents as the Buyer Parent and the managing underwriter for such offering may reasonably request;

(iv) to the extent required by applicable law, deliver a prospectus to the purchaser of such Parent Shares;

(v) notify the Buyer Parent when it has sold all of the Parent Shares held by it and, upon the Buyer Parent’s request (which may occur no more frequently than four (4) times during any twelve month period), notify the Buyer Parent as to the number of Parent Shares held by such the Seller and Wesana Parent as of a recent date; and

(vi)   notify the Buyer Parent in the event that any information supplied by the Seller or Wesana Parent in writing for inclusion in such Registration Statement or related prospectus is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in light of the circumstances then existing; immediately discontinue any sale or other disposition of such Parent Shares pursuant to such Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and use commercially reasonable efforts to assist the Buyer Parent as may be appropriate to make such amendment or supplement effective for such purpose.

(d) The Buyer Parent shall bear all expenses in connection with any such registration pursuant to this Section 5.10, whether or not a Registration Statement becomes effective.

Section 5.11 Demand Registration Rights.

(a) If, at any time after the Closing Date (i) the public resale of any Parent Shares pursuant to Rule 144 under the Securities Act (“Rule 144”) remains unavailable to the Seller and Wesana Parent for more than six (6) consecutive months following the date on which Rule 144 should be available for the public resale of the Parent Shares, and the Parent Shares have not otherwise been registered pursuant to a Registration Statement pursuant to Section 5.10 above, and (ii) the Buyer Parent receives from the Seller and Wesana Parent a written request (the “Demand Request”) requesting that the Buyer Parent effect a registration with respect to all of the Parent Shares (which request shall state the number of shares of Parent Shares to be disposed of and the intended methods of disposition of such Parent Shares), the Buyer Parent shall as soon as practicable, file and use reasonable best efforts to effect such registration during the 180 day period thereafter, and to permit or facilitate the sale and distribution of all of such Parent Shares.

(b) The Buyer Parent shall bear all expenses in connection with any such registration pursuant to this Section 5.11, whether or not a Registration Statement becomes effective.

Section 5.12 Rule 144 Information.

(a) Until the earlier of (i) the date on which the Parent Shares may be resold by the Seller and Wesana Parent without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect or (ii) all of the Parent Shares have been sold pursuant to a Registration Statement or Rule 144 or any other rule of similar effect, the Buyer Parent shall file all reports required to be filed by it under the Securities Act and the Exchange Act shall take such further action to the extent reasonably requested by the Seller or Wesana Parent to enable the Seller and Wesana Parent to sell the Parent Shares pursuant to Rule 144 (as such rule may be amended from time to time).

(b) In connection with any such request of the Seller or Wesana Parent pursuant to this Section 5.12 with respect to any resale of Parent Shares pursuant to Rule 144, the Buyer Parent shall cause its legal counsel to address and deliver to the Buyer Parent’s registrar and transfer agent a permissive legal opinion with respect to the sale by the Seller and Wesana Parent of the Parent Shares pursuant to Rule 144, the fees and expenses of which shall be borne solely by the Buyer Parent.

Section 5.13 Use of Funds. After Closing, from the cash on hand at the time of Closing, Buyer Parent shall allocate and use at least $3,000,000 towards the research and development of SANA 013 for the treatment of major depressive disorder; provided that, in the reasonable determination of the Board of Directors of Buyer Parent the allocation of such funds and the research and development of SANA 013 is in the best interests of the shareholders of Buyer Parent.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Seller shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing. The Buyer shall have received a certificate of a duly authorized officer of the Seller to the effect set forth in the preceding sentences.

(b) No Governmental Authority shall have enacted, issued, promulgated, or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.

(c) No Action shall be pending or threatened (i) challenging the transactions contemplated by this Agreement or otherwise seeking damages in connection therewith or

(ii) seeking to prohibit or limit the ability of the Buyer to own, operate or control the Business or the Purchased Assets.

(d) The Buyer shall have received executed originals of all consents, waivers, approvals, and authorizations, including without limitation evidence of the approval of the shareholders of Wesana Parent contemplated pursuant to Section 5.4, in each case as may be required by law, statute, rule, regulation, contract, or agreement to be obtained by the Seller in connection with the consummation of the transactions contemplated by this Agreement.

(e) The Buyer shall have received an executed original of each of the Ancillary Agreements.

(f) The Buyer shall have received such other documents relating to the Business, the Purchased Assets and the transactions contemplated hereby as the Buyer may reasonably request.

(g) All of the consents, authorizations, or approvals of third parties or any Governmental Authority listed on Schedule 5.1(g) have been obtained.

(h) There shall not have occurred any change, event or development or prospective change, event, or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 6.2 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyer shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing. The Seller shall have received a certificate of a duly authorized officer of the Buyer to the effect set forth in the preceding sentences.

(b) No Governmental Authority shall have enacted, issued, promulgated, or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.

(c) No Action shall be pending or threatened (i) challenging the transactions contemplated by this Agreement or otherwise seeking damages in connection therewith or (ii) seeking to prohibit or limit the ability of the Buyer to own, operate or control the Business or the Purchased Assets.

(d) The Seller and Wesana Parent shall have received executed originals of all consents, waivers, approvals, and authorizations in each case as may be required by law, statute, rule, stock exchange requirements, regulation, contract, or agreement to be obtained by the Seller and Wesana Parent in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) The Seller shall have received an executed original of each of the Ancillary Agreements.

(f) Buyer Parent shall have successfully consummated an initial public offering of its common stock pursuant to an effective registration statement on Form S-1 of Buyer Parent filed with the SEC, resulting in gross proceeds of not less than $5,000,000.00, and shall have provided evidence satisfactory to the Seller and Wesana Parent that the Buyer Parent has on a consolidated basis at the time of Closing working capital of at least $4,000,000 and that, accounting for all of its contingent and non-contingent liabilities on a consolidated basis, Buyer Parent can reasonably expect to use cash on hand of at least $3,000,000 towards the research and development of SANA-013 for the treatment of major depressive disorder.

(g) Buyer Parent shall have obtained a listing on a U.S. national securities exchange for its common shares.

(h) No more than 5% of the issued and outstanding shares of Wesana Parent exercised dissent rights in connection with the transactions contemplated under this Agreement or instituted proceedings in respect of the same, whereby such percentage is calculated on an as converted to subordinate voting share basis to include the outstanding super voting shares and multiple voting shares of Wesana Parent, assuming conversion of the same to subordinate voting shares of Wesana Parent.

(i) There shall not have occurred any change, event or development individually or in the aggregate, has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition, or results of operations of Buyer or Buyer Parent.

(j) Any necessary approvals, as the case may be in respect of the transactions contemplated by this Agreement and the Ancillary Agreements of the Canadian Securities Exchange will have been obtained by Wesana Parent.

(k) The transactions contemplated by this Agreement and the Ancillary Agreements will have been approved by the shareholders of Wesana Parent at the Wesana Parent Shareholder Meeting in accordance with applicable Law and stock exchange requirements.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival.

(a) The representations and warranties of the Seller, Buyer and Buyer Parent contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until the second anniversary of the Closing Date; provided, however, that:

(i) the representations and warranties set forth in Section 2.1, Section 4.1 and Section 4.1 relating to organization and existence, Section 2.2, Section 4.2, and Section 4.2 relating to authority, Section 2.4 relating to the Purchased Assets and Section 2.17 and Section 4.4 relating to broker’s fees and finder’s fees (Section 2.1, Section 2.2, Section 2.4, Section 2.17, Section 4.1, Section 4.2, Section 4.4, Section 4.1 and Section 4.2 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely; and

(ii) the representations and warranties set forth in Section 2.11 relating to taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the tax liabilities in question (giving effect to any waiver, mitigation, or extension thereof).

(b) The respective covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c) None of the Seller, the Buyer nor the Buyer Parent shall have any liability whatsoever with respect to any such representations, warranties, covenants or agreements unless notice of an actual, threatened or potential claim is given to the other party prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 7.2 Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (hereinafter collectively, “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out- of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(b) any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreement;

(c) any of the Excluded Liabilities;

(d) any and all taxes (including any interest, additions and penalties with respect thereto) imposed on the Buyer in connection with the Purchased Assets, or for which the Buyer is liable, with respect to all periods ending on or before the Closing Date or that are imposed on the transactions pursuant to this Agreement, or a pro rata portion (based on an interim closing of the books) of any such taxes for any period that ends after but includes the Closing Date, and any costs or expenses with respect to tax indemnification arising hereunder; and

(e) the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer.

Section 7.3 Indemnification by the Buyer Parent. The Buyer Parent shall save, defend, indemnify, and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (hereinafter collectively, “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained, or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer or the Buyer Parent contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(b) any breach of any covenant or agreement by the Buyer or the Buyer Parent contained in this Agreement or any Ancillary Agreement.

Section 7.4 Procedures.

(a) Notice and Opportunity to Defend Third Party Claims. If there occurs an event that any Buyer Indemnified Party or Seller Indemnified Party (as the case may be, an “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 7.2 or Section 7.3 and such event relates to a Third Party Claim, the Indemnified Party seeking indemnification shall notify in writing the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than 30 days, after such Indemnified Party receives written notice of any such claim, event or matter as to which indemnity may be sought; provided, that the failure of the Indemnified Party to give notice as provided in this Section 7.4(a) shall not relieve any Indemnifying Party of its obligations under Section 7.2 or Section 7.3, except to the extent that such failure actually and materially prejudices the rights of any such Indemnifying Party. Any written notice required to be given to a Seller Party shall be given to Seller Representative.

(b) Third Party Claims. In the event of any Action or demand asserted by any Person who is not the Buyer or the Seller or an Affiliate thereof (or a successor) that is or gives rise to an indemnification claim (a “Third Party Claim”), the Indemnifying Party may elect to indemnify the Indemnified Party therefor and to assume the defense of any such claim or any litigation resulting therefrom, but only if (i) counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party notifies the Indemnified Party in writing, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) after the Indemnified Party has given written notice to the Indemnifying Party of the Third Party Claim in accordance with Section 7.4(a), that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from the Third Party Claim (to the extent related to a Liability for which the Indemnified Party is entitled to indemnification under this ARTICLE VII); (iii) the Indemnifying Party provides the Indemnified Party with adequate assurance reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iv) such Third Party Claim involves only monetary damages and the sum of such monetary damages is greater than twice the maximum amount for which the Indemnifying Party is required to indemnify the Indemnified Party under this Agreement; (v) such Third Party Claim does not seek an injunction or other equitable relief against an Indemnified Party or the Purchased Assets; (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and (vii) the Indemnified Party, in its reasonable judgment, shall not have concluded, based upon the advice of counsel, that: (A) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense; or (B) there are one or more material defenses available to the Indemnified Party that are not available to the Indemnifying Party. If the Indemnifying Party assumes the defense of any such claim or litigation arising therefrom, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party or that are reasonably relevant to such Third Party Claim. The Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice. The Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if (A) the Indemnifying Party is not permitted to defend the Third Party Claim as provided above in this Section 7.4(b), or (B) the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with the requirements of this Section 7.4(b) or otherwise fails to perform its obligations or satisfy the conditions with respect thereto as provided above in this Section 7.4(b). In each such case, the Indemnified Party may defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnifying Party assumes the defense of such Third Party Claim, (1) it shall keep the Indemnified Party reasonably informed of the status of the defense, and (2) it shall not effect a settlement thereof without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. If an Indemnified Party believes it is entitled to indemnification from the Indemnifying Party for Losses unrelated to Third-Party Claims (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party thereof, which notice shall (i) specify in reasonable detail to the extent practicable (based upon the information then in the possession of the Indemnified Party) the individual items of the Losses covered by such notice, (ii) summarize the nature of the claim and amounts to which such Losses are related, and (iii) include copies of any reasonably available supporting documents; provided that the failure of the Indemnified Party to give notice as provided in this Section 7.4(c) shall not relieve any Indemnifying Party of its obligations under Section 7.2 or Section 7.3, except to the extent that such failure actually and materially prejudices the rights of any such Indemnifying Party.

Section 7.5 Order of Recourse. All obligations of the Seller pursuant to Section 7.2 shall be satisfied through the cancellation of Parent Shares issued at the Closing with a value equal to the value of the applicable indemnification obligation, at a price per share as determined by reference to average closing price of the Parent Shares on an applicable national securities exchange for the twenty (20) trading days immediately preceding the date on which such indemnification obligation of the Seller was finally determined in accordance with this ARTICLE VII.

Section 7.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, the Seller agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Seller herein, the Seller shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1, (B) cannot be or has not been cured within 15 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) (i) by the Seller, if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment prior to July 31, 2023 or (ii) by the Buyer, if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment prior to July 31, 2023; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d) by either the Seller or the Buyer if the Closing shall not have occurred by July 31, 2023; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(f)   by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect;

(g) by the Seller, if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a material adverse effect on the business, financial condition, or results of operations of Buyer or Buyer Parent; or

(h) by the Seller, at any time prior to the approval of the transactions contemplated in this Agreement by the shareholders of Wesana Parent, if the board of directors of Wesana Parent authorizes Wesana Parent to enter into or cause the execution by the Seller of an acquisition agreement with respect to a Superior Proposal in accordance with Section 5.8(d).

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1:

(a) this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Sections 2.16 and 3.4 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.6 relating to third-party beneficiaries, Section 9.7 relating to governing law, Section 9.8 relating to submission to jurisdiction, Section

9.14 relating to public announcements, and this Section 8.2 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(b) in respect of a material breach by the Seller or Wesana Parent of the terms and conditions set forth in Section 5.8, then promptly following receipt by the Seller of the notice of termination delivered pursuant to Section 8.1, the Seller shall pay to the Buyer as liquidated damages the sum of $300,000.00 in cash by wire transfer of immediately available funds to an account designated in advance by Buyer.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Section 9.2

Action	2.9
Affiliate	2.14
Agreement	Preamble
Ancillary Agreements	1.7(b)(iv)
Assignment of Intellectual Property	1.7(b)(iii)
Assumed Liabilities	1.3
Assumption Agreement	1.7(b)(ii)
Bill of Sale	1.7(b)(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	6.2
Buyer Parent	Preamble
Buyer Parent Common Stock	4.4(a)
Buyer Parent Disclosure Schedule	Article IV
Buyer Parent Equity Awards	4.4(a)
Buyer Parent Financial Statements	4.5(a)
Buyer Parent Material Adverse Effect	4.8
Buyer Parent Stock Options	4.4(a)
Buyer Parent Stock Plans	4.4(a)
Buyer Parent Warrants	4.4(a)
Cash Consideration	1.6
Circular	5.4(c)
Closing	1.7(a)(i)
Closing Date	1.7(a)(i)
control	2.14
Demand Request	5.11(a)
Direct Claim	7.4(c)
Encumbrances	2.4
Exchange Act	4.9
Excluded Assets	1.2
Excluded Liabilities	1.4
Financial Data	2.5
Form S-1	4.9
Fundamental Representations	6.1(a)(i)
Governmental Authority	2.3

Hazardous Materials	2.12
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Law	2.3
Loan Amount	5.1
Lock-Up	1.7(b)(iv)
Losses	6.2
Material Adverse Effect	2.1
Material Contract	2.13
Parent Shares	1.6
Patent Rights	2.10(b)
Permits	2.8
Person	2.10(b)
Proposal	5.8(a)(i)
Proposed Registration	5.10(a)
Purchased Assets	1.1
Purchased Patent Rights	2.10(d)
Real Property	2.12
Related Party	2.14
Representatives	5.3
Rule 144	5.11(a)
SEC	4.9
SEC Reports	4.9
Securities Act	4.9
Seller	Preamble
Seller Indemnified Parties	6.2
Seller Intellectual Property	2.10(b)
Subsidiary	4.4(b)
Superior Proposal	5.8(e)
Third Party Claim	6.4(b)
Transaction Consideration	1.6
Wesana Board	5.8(c)
Wesana Parent	Preamble
Wesana Parent Shareholder Meeting	5.4(a)

Section 9.3 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto; and provided further, that all real estate taxes, assessments, charges, expenses, utility costs and related items that are applicable to any period of time prior to the Closing Date and remain unpaid on the Closing Date shall be credited against the Transaction Consideration. In addition, the Seller shall pay (a) all title insurance premiums, (b) all transfer or recording taxes and (c) all recording or filing fees related to the transfer of the Real Property. Further, the Buyer and the Seller shall split one-half each (i) any fees charged by the landlord of the Business for the assignment of the Business’ lease or the preparation of a new lease and (ii) any franchise transfer fees. The Buyer shall be solely responsible for any franchise training fees.

Section 9.4 Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.5 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, email, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to the Buyer, to:

Lucy Scientific Discovery USA Inc.
301-1321 Blanshard Street

Victoria, British Columbia
V8W 0B6 Canada

Attention: Chris McElvany

E-mail: cmcelvany@lucyscientific.com

with a copy (which shall not constitute notice) to:

SMB Law Group

537 Houston Street

Coppell, Texas 75019

Attn: Kevin S. Henderson

E-mail: kevin@smblaw.group

if to the Seller, to:

Wesana Health Inc.

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice) to:

Nauth LPC

217 Queen St W #401

Toronto, ON M5V 0R2

Canada

Attn: Daniel D. Nauth

Facsimile: 416-477-6032

E-mail: dnauth@nauth.com

Section 9.7 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements, and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8 Third-Party Beneficiaries. Except as provided in Article VI, nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 9.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.10 Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in any Delaware state or federal court sitting in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11 Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 9.12 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

Section 9.13 Currency. All dollar amounts herein are in United States dollars.

Section 9.14 Public Announcements. Buyer or Buyer Parent shall not issue any press release or otherwise make written public statements with respect to this Agreement or the transactions contemplated hereby without the written consent of Wesana Parent (which consent shall not be unreasonably withheld).

Section 9.15 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer, the Seller, and Wesana Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

WESANA HEALTH INC.

By:	/s/ Daniel Carcillo
Name:	Daniel Carcillo
Title:	President

Wesana Parent:

WESANA HEALTH HOLDINGS INC.

By:	/s/ Daniel Carcillo
Name:	Daniel Carcillo
Title:	President and CEO

Buyer:

LUCY SCIENTIFIC DISCOVERY USA INC.

By:	/s/ Chris McElvany
Name:	Chris McElvany
Title:	President

Buyer Parent:

LUCY SCIENTIFIC DISCOVERY INC.

By:	/s/ Chris McElvany
Name:	Chris McElvany
Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

[INTENTIONALLY OMITTED]

Exhibit B

Bill of Sale

[Attached]

Exhibit C

Assumption Agreement

[Attached]

Exhibit D

IP Assignment

[Attached]

Exhibit E

Lock-Up Agreement

[Attached]